Exhibit 4.1

STATE BANCORP, INC.
AMENDED AND RESTATED
DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN (2008)
(as adopted July 29, 2008)

1.           Purpose.

The purpose of the STATE BANCORP, INC. Amended and Restated Dividend Reinvestment and Stock Purchase Plan No. 2 (the “Plan”) is to provide Participants with a convenient way to reinvest dividends received on Common Stock and to purchase additional shares of Common Stock through Voluntary Cash Payments.  The Company believes that participation in the Plan will help to achieve the unity of purpose essential to the continued growth of the Company and will be for the mutual benefit of the Company and the Participants.

2.           Definitions.

The following defined terms, which are capitalized throughout the Plan, shall have the meanings set forth in this Section.

“Agent” shall mean the Agent appointed in accordance with Section 4 hereof.

“Common Stock” shall mean whole or fractional shares of the Company’s Common Stock, par value $5.00 per share.

“Company” shall mean STATE BANCORP, INC., a New York corporation, and its successors and assigns.

“Dividends” shall mean any cash dividends, as declared from time to time, on the Common Stock.

“Fair Market Value” shall mean the closing price for shares of Common Stock on the stock exchange on which the Common Stock is listed (including, without limitation, the NASDAQ Stock Market) on the last business day of the calendar quarter immediately preceding the Investment Date.  If and when the Company ceases to be listed on a stock exchange, but is quoted on the over-the-counter market through NASDAQ, “Fair Market Value” shall mean the closing bid for shares of Common Stock as so quoted on the last business day of the calendar quarter immediately preceding the Investment Date.  If the Company’s Common Stock is no longer quoted on the NASDAQ system and is not listed on any stock exchange, or if no bid price is quoted on the NASDAQ system on such date, then “Fair Market Value” shall be determined by the Company’s Board of Directors in accordance with any reasonable valuation method.

“Investment Date” shall mean (i) in the case of the Dividend Reinvestment portion of the Plan, any date on which the Agent receives Dividends pursuant to Section 6.03, and (ii) in the case of Voluntary Cash Payments portion of the Plan, five (5) business days after the last day of the calendar quarter in which the Agent receives Voluntary Cash Payments pursuant to Sections 7.01 and 7.02.

“Original Plan” shall mean the Dividend Reinvestment and Stock Purchase Plan as adopted on May 23, 2000.

“Participant” shall mean any Stockholder who has submitted a properly completed enrollment form to the Agent in accordance with the rules and regulations established by the Company.

“Participating Shares” shall mean the whole and fractional shares of Common Stock owned by a Participant which are either designated as Participating Shares by the Participant pursuant to Section 6.02 or held by the Agent for the Participant pursuant to Section 11.01, 11.03 or 12.01.

“Plan” shall mean this Amended and Restated Dividend Reinvestment and Stock Purchase Plan No. 2 of the Company and any amendments hereto.

“Stockholder” shall mean any record owner of Common Stock.

“Subsidiary” shall mean any subsidiary owned directly or indirectly by the Company.

“Voluntary Cash Payments” shall mean payments of the type described in Section 7 hereof.

3.   Effective Date.

The Original Plan became effective on June 30, 2000.  The Plan shall become effective on such date as the post-effective amendment to the registration statement becomes effective according to the rules and regulations of the Securities and Exchange Commission.

4.   Administration.

4.01. The Company shall have complete authority in its sole discretion to make, interpret and administer such rules and regulations as it deems necessary to implement and administer the Plan, and any determination, decision or action of the Company in connection with the construction, interpretation, administration or application of the Plan shall be final, conclusive and binding upon all Participants and any and all persons claiming under or through any Participant.

4.02. The Company shall appoint a financial institution selected by the Company in its sole discretion (the “Agent”) to administer certain tasks relating to the Plan as provided herein or as otherwise designated by the Company.

5.           Eligibility.

5.01 Any Stockholder who is a resident of the United States of America is eligible to participate in the Plan.  To enroll in the Plan, a Stockholder must submit a properly completed enrollment form to the Agent in accordance with rules and regulations established by the Company.

5.02 A broker or nominee who is a record owner of Common Stock may participate in the Plan on behalf of a beneficial owner of Common Stock.

6.   Dividend Reinvestment.

6.01 Any Participant may elect to participate in the Plan with respect to all or any portion of the shares of Common Stock registered in his name, and such shares designated by the Participant shall thereupon be Participating Shares.

6.02 A Participant shall make an initial election as to the number of his Participating Shares upon enrollment in the Plan.  The Participant may from time to time thereafter make elections to change the number of his Participating Shares, and such elections shall become effective in accordance with rules and regulations established by the Company.

6.03 As and when Dividends are paid on the Common Stock, the Company shall promptly pay to the Agent all Dividends payable on Participating Shares (less tax withheld, if any).

7.   Voluntary Cash Payments.

7.01 Any Participant that owns at least one hundred (100) full shares of the Common Stock may make Voluntary Cash Payments at such time or times as may be established by the Company; provided, however, that no Participant may make Voluntary Cash Payments to be applied on any one Investment Date in excess of TEN THOUSAND DOLLARS ($10,000), or less than ONE HUNDRED DOLLARS ($100).

7.02 All Voluntary Cash Payments shall be made to the Agent.  Participants shall make Voluntary Cash Payments by check, or such other means as the Company shall determine.

7.03 Voluntary Cash Payments will be held by the Agent, without interest, until the Investment Date.

8.   Purchases of Common Stock.

8.01 The Company has set aside 1,000,000 shares of Common Stock to be available for purchase under the Plan, subject to adjustment as provided in Section 16 hereof.

8.02 (a)           The Agent shall apply the Dividends received in accordance with Section 6 hereof and any Voluntary Cash Payments received in accordance with Section 7 hereof to the purchase of shares of Common Stock from the Company or on the open market, and shall allocate such shares (including fractional shares) to each Participant in accordance with the amount of Dividends and/or Voluntary Cash Payments received with respect to the Participant.  The Agent shall apply Dividends and any Voluntary Cash Payments to the purchase of Common Stock on each Investment Date or as soon as practicable thereafter.

                        (b)           The purchase price to each Participant of Common Stock purchased from the Company shall be determined in the sole discretion of the Company as follows:

(i)           For Common Stock purchased by a Participant with the reinvestment of Dividends, the purchase price of common shares purchased shall not be less than ninety-five percent (95%) of the Fair Market Value of the Common Stock on the last business day of the calendar quarter immediately preceding the Investment Date involved or less than the par value of the Common Stock.  The purchase price per share allocated to each Participant of Common Stock purchased on the open market shall normally be the weighted average purchase price of all Common Stock so purchased under the Plan each quarter.

(ii)           For Common Stock purchased by Participants with Voluntary Cash Payments, the purchase price shall not be less than one hundred percent (100%) of the Fair Market Value of the Common Stock on the last business day of the calendar quarter immediately preceding the Investment Date involved or less than the par value of the Common Stock.  The purchase price per share allocated to each Participant of Common Stock purchased on the open market shall normally be the weighted average purchase price of all Common Stock so purchased under the Plan each quarter.

8.03 The Company shall adopt a written policy setting forth the circumstances under which the Agent is to purchase Common Stock from the Company and the circumstances under which the Agent is to purchase Common Stock on the open market and may amend such policy from time to time.

9.   Payment of Fees and Commissions.

9.01           The Company shall pay the brokerage fees and commissions in connection with the purchase of shares of Common Stock purchased pursuant to a Participant’s reinvestment of Dividends pursuant to Section 6.

9.02           The Participant shall pay the brokerage fees and commissions (a) in connection with the purchase of shares of Common Stock purchased pursuant to such Participant’s Voluntary Cash Payments made pursuant to Section 7, which shall be deducted from the Voluntary Cash Payments, and (b) if such Participant withdraws from the Plan and elects to receive the cash value of the shares held in such Participant’s account pursuant to Section 14, such fees and commissions to be deducted from the sale proceeds.

10.         Commingling of Funds.

The Agent may commingle the funds of a Participant with those of other Participants.

11.         Custody of Purchased Common Stock; Issuance of Certificates to Participants.

11.01 Except as set forth in Section 11.02 below, the Agent shall hold as custodian for the Participants, in the name of the Agent or in the name of a nominee, all of the Common Stock purchased pursuant to the Plan.

11.02 If a Participant so requests in writing at the time, the Agent shall deliver to the Participant one or more certificates, registered in the name of the Participant, for all or any portion of the whole shares of Common Stock held by the Agent for the Participant.  The shares represented by such certificates which are delivered to the Participant shall continue to be Participating Shares, unless appropriate election is made pursuant to Section 6.02 or Section 14.

11.03 A Participant may deliver to the Agent one or more certificates for shares of Common Stock owned by such Participant and registered in the Participant's name, duly endorsed for transfer and with the Participant's signature properly guaranteed.  The shares represented by such certificate or certificates shall be held by the Agent as custodian for the Participant in the name of the Agent or in the name of a nominee, subject to all of the other provisions of this Plan.  The shares represented by such certificates shall become Participating Shares.

12.         Non-Cash Dividends and Distributions: Rights Offerings.

    12.01 Absent an election by the Participant to the contrary, if any dividends on any Participating Shares are paid in Common Stock, or if Common Stock is distributed on account of Participating Shares in connection with any stock split or similar transaction, then such Common Stock shall be delivered by the Company to the Agent and shall be held by the Agent for the Participant, and all such shares shall become Participating Shares.

                12.02 If rights to subscribe to Common Stock are distributed on account of Participating Stock in connection with any offering of shares of Common Stock by the Company, then such rights shall be delivered by the Company to the Agent, which shall deliver same to the Participant, who shall have the sole right to exercise the rights, or to sell, assign or transfer them.  Any shares of Common Stock issued upon the exercise of such rights shall not become Participating Shares unless delivered to the Agent pursuant to Section 11.03.

13.         Records; Reports to Participants; Voting Rights.

    13.01 The Agent shall establish and maintain a separate account under the Plan for each Participant and shall maintain all accounting and other records necessary to prepare the report described in Section 13.02 hereof.

    13.02 As promptly as practicable after each purchase of Common Stock pursuant to the Plan, the Agent shall prepare and send to each Participant whose Dividends and/or Voluntary Cash Payments have been applied to such purchase, a report of all transactions in his account since the last such report, including a statement of the number of shares of Common Stock held for the Participant, the amount of Dividends allocable to the Participant, the amount of any Voluntary Cash Payments made by the Participant, and the amount of Common Stock purchased for the Participant and the price paid for such stock.

    13.03 The Agent, in cooperation with the Company, shall furnish each Participant who is not a holder of record of Common Stock with all annual, quarterly and other reports distributed generally to the Company's shareholders.

    13.04 The Agent, in cooperation with the Company, shall furnish each Participant with all proxy material, including a form of proxy, relating to any annual or special meeting of the Company's shareholders.  Such form of proxy shall cover all whole shares of Common Stock held for a Participant under the Plan and shall be voted as and to the extent specified thereon by the Participant. The Agent shall have no authority to vote any shares of Common Stock held for any Participant, whether or not a Participant votes them.

    13.05 The Company and the Agent shall cooperate in taking all actions reasonable to assure accurate reporting to Participants and to the Internal Revenue Service of Dividends paid and any taxes withheld thereon; provided, however, that no action or failure to act on the part of the Company or the Agent shall relieve any Participant of any tax which may be payable on Dividends or otherwise in connection with the Plan.

14.         Termination of Participation.

A Participant may terminate his participation in the Plan at any time by giving to the Agent written notice of such termination (which notice shall be effective two (2) business days after receipt by the Agent) or by withdrawing pursuant to Section 6.02 all of his whole shares of Common Stock which are Participating Shares.  The participation of a Participant shall also terminate automatically upon the Agent's receipt of written notice of the death of the Participant or upon the Company giving written notice to the Participant in the event of any termination of the Plan pursuant to Section 15.  Upon any such termination, the affected Participant or his designated beneficiary shall receive certificates, registered in his name, for the number of whole shares of Common Stock held for the Participant, together with a check for the Fair Market Value (as of the date participation is terminated) of any fractional shares of Common Stock held; provided, however, that the Company may permit a Participant to request that the Agent sell all or any portion of the whole shares of Common Stock held for the Participant, with the Participant receiving the proceeds from such sale less any brokerage commissions and fees.  After any such termination, any Dividends (or other distributions) and/or Voluntary Cash Payments received shall be forwarded to the Participant.

15.         Amendment and Termination of the Plan.

The Company shall have complete authority in its sole discretion to suspend or terminate the Plan, in whole or in part, or to amend the Plan.

16.         Dilution and Other Adjustments.

16.01 If the outstanding shares of Common Stock are increased, decreased or changed into, or exchanged for, a different number or kind of shares or securities of the Company, with or without receipt of consideration by the Company, through a reorganization, merger, recapitalization, reclassification, stock split, stock consolidation, stock dividend, or similar event, then an appropriate and proportionate adjustment shall be made in the number and kind of shares or other securities covered by the Plan.

16.02 Adjustments under Section 16.01 hereof shall be made by the Company, whose determination as to what adjustments shall be made, and the extent thereof, shall be final and conclusive.

17.         Construction.

As used herein, the singular shall include the plural and vice versa, and the masculine shall include the feminine.

18.         Governing Law.

The interpretation and performance of the Plan shall be governed by the laws of the State of New York.